Exhibit b.3

[FORM OF AMENDED AND RESTATED AGREEMENT OF LIMITED

PARTNERSHIP]

AMENDED AND RESTATED AGREEMENT OF LIMITED

PARTNERSHIP

OF

CAPITALSOUTH PARTNERS SBIC FUND III, L.P.

Dated as of September 24, 2013

Table of Contents

ARTICLE 1

GENERAL PROVISIONS

i

ii

Schedule A-1 – Partners

Schedule A-2 – Commitments of the Class A Limited Partner and the General Partner

Exhibit I – Valuation Guidelines

iii

AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

CAPITALSOUTH PARTNERS SBIC FUND III, L.P.

This AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP is dated and effective as of September 24, 2013, among CapitalSouth Partners SBIC F-III, LLC, a North Carolina limited liability company (in its capacity as a general partner of the Partnership), and the private limited partners, as amended from time to time.

The parties, in consideration of their mutual agreements stated in this Agreement, agree to become partners and to form a limited partnership under the Act. The purpose of the Partnership is to operate as a small business investment company under the SBIC Act, licensed by SBA for the period and upon the terms and conditions stated in this Agreement. The parties further agree as follows:

ARTICLE 1

GENERAL PROVISIONS

Section 1.01 Definitions.

For the purposes of this Agreement, the following terms have the following meanings:

“Act” means the Delaware Revised Uniform Limited Partnership Act.

“Active Portfolio Company” means an entity in which the Partnership has an investment, as of the time of determination, that the Partnership has not written off and which remains an ongoing concern.

“Affiliate” has the meaning stated in the SBIC Act.

“Agreement” means this amended and restated agreement of limited partnership, as amended from time to time. References to this Agreement will be deemed to include all provisions incorporated in this Agreement by reference.

“Assets” means common and preferred stock (including warrants, rights and other options relating to such stock), notes, bonds, debentures, trust receipts and other obligations, instruments or evidences of indebtedness, and other properties or interests commonly regarded as securities, and in addition, interests in real property, whether improved or unimproved, and interests in personal property of all kinds (tangible or intangible), choses in action, and cash, bank deposits and so-called “money market instruments”.

“Assets Under Management” means, as of any specified date, the value of all Assets owned by the Partnership (the value to be determined as provided in this Agreement), including contributions requested and due from Partners and uncalled amounts of Commitments that are included in the Partnership’s regulatory capital (as such term is used in the SBIC Act), less the amount of any liabilities of the Partnership, determined in accordance with generally accepted accounting principles, consistently applied.

“Associate” has the meaning stated in the SBIC Act.

“Assumed SBA Leverage” means the product of (i) two, multiplied by (ii) Unreduced Regulatory Capital of the Partnership.

“Board of Directors” has the meaning set forth in Section 3.01(a).

“Capital Account” means the account of each Partner that reflects its interest in the Partnership determined in accordance with Section 6.03.

“Capitala” means Capitala Investment Corp.

“Certificate of Limited Partnership” means the certificate of limited partnership with respect to the Partnership filed for record in the office of the Secretary of State of the State of Delaware.

“Class A Limited Partner” means the Parent Fund, in its capacity as a limited partner of the Partnership.

“Closing Capital Account” means, with respect to any fiscal period, the Opening Capital Account of each Partner for the fiscal period after allocations have been made to the Capital Account in accordance with Section 6.03.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder and interpretations thereof promulgated by the Internal Revenue Service, as in effect from time to time.

“Commitments” means the capital contributions to the Partnership that the Partners have made or are obligated to make to the Partnership. The amounts and terms of the Commitments of the General Partner and the Private Limited Partners will be as stated in this Agreement.

“Control Person” has the meaning stated in the SBIC Act.

“Debentures” has the meaning stated in the SBIC Act.

“Designated Party” General Partner, any Investment Adviser/Manager, the Board of Directors and any member of the Board of Directors, and any partner, member, manager, stockholder, director, officer, employee or Affiliate of the General Partner and any Investment Adviser/Manager.

“Distributable Security” shall have the meaning stated in the SBIC Act.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder and interpretations thereof promulgated by the Department of Labor, as in effect from time to time.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations thereunder and interpretations thereof promulgated by the Securities and Exchange Commission, as in effect from time to time.

“Existing Funds” means CapitalSouth Partners Fund I Limited Partnership and CapitalSouth Partners Fund II Limited Partnership.

“Final Closing Date” means the first anniversary of the Initial Closing Date, provided that the General Partner may, in its sole discretion and without the consent of any other Partner, extend the Final Closing Date for up to two periods, each of which may last up to six months.

“General Partner” means the general partner or general partners of the Partnership, as set forth in this Agreement.

“Indemnifiable Costs” means all costs, expenses, damages, claims, liabilities, fines and judgments (including the reasonable cost of the defense, and any sums which may be paid with the consent of the Partnership in settlement), incurred in connection with or arising from a claim, action, suit, proceeding or investigation, by or before any court or administrative or legislative body or authority.

“Initial Closing Date” means the date established by the General Partner in its sole discretion as the date on or as of which one or more of the Private Limited Partners are first required to make capital contributions to the Partnership.

“Initial Fee Period” means the period commencing on the earliest of (a) the date the Partnership obtains its license to operate as an SBIC, (b) the date of the Partnership’s first investment in a portfolio company, or (c) the first date any Management Compensation begins to accrue or is paid pursuant to Section 3.05; and ending on the earlier of (x) the date five years from the start of the Initial Fee Period or (ii) the date at which total private capital of the Partnership called to date plus total Leverage issued by the Partnership equals or exceeds 80% of the sum of Unreduced Regulatory Capital plus Assumed SBA Leverage.

“Institutional Investor” has the meaning stated in the SBIC Act.

“Investment Advisers Act” means the Investment Advisers Act of 1940, as amended, and the regulations thereunder and interpretations thereof promulgated by the Securities and Exchange Commission, as in effect from time to time.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the regulations thereunder and interpretations thereof promulgated by the Securities and Exchange Commission, as in effect from time to time.

“Investment Adviser/Manager” has the meaning stated in the SBIC Act.

“Leverage” has the meaning stated in the SBIC Act.

“Management Compensation” means the amounts payable by the Partnership to the General Partner or Investment Adviser/Manager, as provided in Section 3.05.

“Management Fee Base” means (i) during the Initial Fee Period, the sum of Unreduced Regulatory Capital and Assumed SBA Leverage; and (ii) thereafter, the cost of loans and investments for all Active Portfolio Companies of the Partnership.

“Management Fee Rate” means:

(i) If the Management Fee Base is less than or equal to $60 million, 2.5%;

(ii) If the Management Fee Base is greater than $60 million and less than $120 million, 2.5% minus the product of (i) 0.5% multiplied by (ii) the amount by which the Management Fee Base exceeds $60 million; and

(iii) If the Management Fee Base is greater than or equal to $120 million, 2%.

“Net Losses” means, with respect to any fiscal period, the excess, if any, of:

(i) all expenses and losses incurred during the fiscal period by the Partnership from all sources over

(ii) the aggregate revenue, income and gains realized during the fiscal period by the Partnership from all sources.

For purposes of determining Net Losses:

(A) items will be taken into account to the extent that (1) they are includable as items of income, credit, loss or deduction for Federal income tax purposes (including items described in Section 705(a)(2)(B) of the Code, or treated as so described in Treasury Regulation § 1.704-1(b)(2)(iv)(i)) or, (2) in the case of items of income, they constitute income that is exempt from Federal income tax; and

(B) if any Noncash Asset is distributed in kind, it will be deemed sold at the value established at the most recent valuation of the Noncash Asset under this Agreement (or such other valuation date as is required under the SBIC Act) and any unrealized appreciation or depreciation with respect to the Noncash Asset will be deemed realized and included in the determination of Net Losses.

“Net Profits” means, with respect to any fiscal period, the excess, if any, of:

(i) the aggregate revenue, income and gains realized during the fiscal period by the Partnership from all sources over

(ii) all expenses and losses incurred during the fiscal period by the Partnership from all sources.

For purposes of determining Net Profits:

(A) items will be taken into account to the extent that (1) they are includable as items of income, credit, loss or deduction for Federal income tax purposes (including items described in Section 705(a)(2)(B) of the Code, or treated as so described in Treasury Regulation § 1.704-1(b)(2)(iv)(i)) or, (2) in the case of items of income, constitute income that is exempt from Federal income tax; and

(B) if any Noncash Asset is distributed in kind, it will be deemed sold at the value established at the most recent valuation of the Noncash Asset under this Agreement (or such other valuation date as is required under the SBIC Act) and any unrealized appreciation or depreciation with respect to the Noncash Asset will be deemed realized and included in the determination of Net Profits.

“Noncash Asset” means any Asset of the Partnership other than cash.

“Opening Capital Account,” with respect to any fiscal period, means:

(i) with respect to any Partner admitted during the fiscal period, the Partner’s initial capital contribution (or in the case of any Partner admitted as a transferee of all or part of the interest in the Partnership of another Partner, with respect to such transferred interest in the Partnership, that portion of the transferor’s initial capital contribution transferred to the transferee); and

(ii) with respect to any Partner admitted during any prior fiscal period (other than a Partner who has withdrawn as of the last day of the preceding fiscal period), the Partner’s Closing Capital Account for the preceding fiscal period (or in the case of any Partner admitted as a transferee of all or part of the interest in the Partnership of another Partner, with respect to such transferred interest in the Partnership, that portion of the transferor’s Closing Capital Account transferred to the transferee).

“Outstanding Leverage” means the total amount of outstanding securities (including, but not limited to, Debentures) issued by the Partnership, which qualify as Leverage and have not been redeemed or repaid as provided in the SBIC Act.

“Parent Fund” means CapitalSouth Partners Fund III, L.P., a Delaware limited partnership and any and all parallel and alternative investment vehicles created in connection with the operation thereof, to the extent any such parallel and alternative investment vehicles are admitted as Class A Limited Partners.

“Person” means an individual, partnership, corporation, limited liability company, unincorporated organization, trust, joint venture, governmental agency, or other entity, whether domestic or foreign.

“Partners” means the General Partner and the Private Limited Partners.

“Partnership” means the limited partnership established by this Agreement.

“             percent (__%) in interest of the Private Limited Partners” means Private Limited Partners whose capital contributions represent such percentage of the capital contributions of all Private Limited Partners as of the time of determination, and “a majority in interest of the Private Limited Partners” shall have a corresponding meaning.

“Prime Rate” means the rate of interest announced by Bank of America, N.A., from time to time as its “prime rate.”

“Private Limited Partners” means any limited partners of the Partnership.

“Regulatory Capital” has the meaning has the meaning stated in the SBIC Act.

“SBA” means the United States Small Business Administration.

“SBA Agreements” has the meaning stated in Section 10.11.

“SBIC” means a small business investment company licensed under the SBIC Act.

“SBIC Act” means the Small Business Investment Act of 1958, as amended, and the rules and regulations thereunder and interpretations thereof promulgated by SBA, as in effect from time to time.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the regulations thereunder and interpretations thereof promulgated by the SEC, as in effect from time to time.

“Special Private Limited Partner” has the meaning stated in Section 4.06 and Section 8.03(c).

“Unreduced Regulatory Capital” means the sum of:

(i) Regulatory Capital of the Partnership at the time an installment of Management Compensation is paid or begins to accrue (whichever is earlier) pursuant to Section 3.05;

(ii) any distributions previously made by the Partnership as of the time of determination which reduced Regulatory Capital under 13 C.F.R. §107.1570(b); and

(iii) any Distributions previously made by the Partnership as of the time of determination under 13 C.F.R. §107.585 which reduced Regulatory Capital by no more than two percent or which SBA approves for inclusion in the calculation of Management Compensation.

Section 1.02 Name.

(a) The name of the Partnership will be “CapitalSouth Partners SBIC Fund III, L.P.”.

(b) Subject to the prior approval of SBA, the General Partner has the power at any time to:

(i) change the name of the Partnership; and

(ii) qualify the Partnership to do business under any name when the Partnership’s name is unavailable for use, or may not be used, in a particular jurisdiction.

(c) The General Partner will give prompt notice of any action taken under this Section 1.02 to each Partner and SBA.

Section 1.03 Principal Office; Registered Office; and Qualification.

(a) The principal office of the Partnership will be at 1011 East Morehead Street, Suite 150, Charlotte, North Carolina 28204, or such other place as may from time to time be designated by the General Partner, subject to the approval of SBA.

(b) The registered office of the Partnership in the State of Delaware will be located at 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, Delaware 19808. The name of the registered agent for the Partnership will be Corporation Service Company. The General Partner may from time to time change the registered agent and registered office of the Partnership.

(c) The General Partner will qualify the Partnership to do business in each jurisdiction where the activities of the Partnership make such qualification necessary.

(d) The General Partner will give prompt notice of any action taken under this Section 1.03 to each Partner and SBA.

Section 1.04 Commencement and Duration.

(a) The Partnership commenced upon the filing for record of the Certificate of Limited Partnership in the office of the Secretary of State of the State of Delaware on January 25, 2007.

(b) The Partnership will be dissolved and wound up at the time and in the manner provided for in Article 8.

Section 1.05 Admission of Partners.

(a) No person may be admitted as a General Partner or a Private Limited Partner without subscribing and delivering to the Partnership a counterpart of this Agreement, or other written instrument, which sets forth:

(i) the name and address of the Partner,

(ii) the Commitment of the Partner, and

(iii) the agreement of the Partner to be bound by the terms of this Agreement.

(b) Without the prior approval of SBA, no person may be admitted as:

(i) a General Partner, or

(ii) a Private Limited Partner with an ownership interest of ten percent (10%) or more of the Partnership’s capital, determined as set forth in the SBIC Act.

(c) The General Partner will compile, and amend from time to time as necessary, the Schedules attached to this Agreement, which will list:

(i) On Schedule A-1, the name and address of the General and each Private Limited Partner; and

(ii) On Schedule A-2, the Commitment of the Class A Limited Partner to the Partnership and the Commitment of the General Partner to the Partnership.

(d) The addition to the Partnership at any time of one or more Partners will not be a cause for dissolution of the Partnership, and all the Partners will continue to be subject to the provisions of this Agreement in all respects.

Section 1.06 Representations of Partners.

(a) This Agreement is made with the General Partner in reliance upon the General Partner’s representation to the Partnership and SBA, that:

(i) it is duly organized, validly existing and in good standing under the laws of the State of Delaware, and is qualified to do business under the laws of each state where such qualification is required to carry on the business of the Partnership;

(ii) it has full power and authority to execute and deliver this Agreement and to act as General Partner under this Agreement;

(iii) this Agreement has been authorized by all necessary actions by it, has been duly executed and delivered by it, and is a legal, valid and binding obligation of it, enforceable according to its terms; and

(iv) the execution and delivery of this Agreement and the performance of its obligations under this Agreement will not conflict with, or result in any violation of, or default under, any provision of any governing instrument applicable to it, or any agreement or other instrument to which it is a party or by which it or any of its properties are bound, or any provision of law, statute, rule or regulation, or any ruling, writ, order, injunction or decree of any court, administrative agency or governmental body applicable to it.

(b) This Agreement is made with each Private Limited Partner in reliance upon each Private Limited Partner’s representation to the General Partner, the Partnership and SBA, that:

(i) it has full power and authority to execute and deliver this Agreement and to act as a Private Limited Partner under this Agreement; this Agreement has been authorized by all necessary actions by it; this Agreement has been duly executed and delivered by it; and this Agreement is a legal, valid and binding obligation of it, enforceable against it according to its terms;

(ii) the execution and delivery of this Agreement and the performance of its obligations under this Agreement do not require the consent of any third party not previously obtained, and will not conflict with, or result in any violation of, or default under, any provision of any governing instrument applicable to it, or any agreement or other instrument to which it is a party or by which it or any of its properties are bound, or any provision of law, statute, rule or regulation, or any ruling, writ, order, injunction or decree of any court, administrative agency or governmental body applicable to it;

(iii) if the Private Limited Partner is a bank (as the term is used in the SBIC Act, at 15 U.S.C. § 682(b)), the total amount of such Private Limited Partner’s investments in SBICs, including such Private Limited Partner’s interest in the Partnership, does not exceed five percent (5%) of such Private Limited Partner’s capital and surplus;

(iv) unless otherwise disclosed to the Partnership in a subscription agreement executed by such Private Limited Partner, the Private Limited Partner qualifies as an Institutional Investor;

(v) unless otherwise disclosed to the Partnership in a subscription agreement executed by such Private Limited Partner, the Partner is a citizen or resident of the United States, an entity organized under the laws of the United States or a state within the United States or an entity engaged in a trade or business within the United States; and

(vi) unless otherwise disclosed to the Partnership in a subscription agreement executed by such Private Limited Partner, neither the Partner nor any portion of the Partner’s assets is subject to Title I of ERISA or Section 4975 of the Code.

(c) Each Partner who has disclosed to the Partnership in writing that it is not a person described in Section 1.06(b)(iv), agrees to provide the Partnership with any information or documentation necessary to permit the Partnership to fulfill any tax withholding or other obligation relating to the Partner, including but not limited to any documentation necessary to establish the Partner’s eligibility for benefits under any applicable tax treaty.

Section 1.07 Notices With Respect to Representations by Private Limited Partners.

(a) If any representation made by a Private Limited Partner in Section 1.06(b)(i), (ii) or (iii) ceases to be true, then the Private Limited Partner will promptly provide the Partnership with a correct separate written representation as provided in each such Section.

(b) The Partnership will give SBA prompt notice of any corrected representation received from any Private Limited Partner under Section 1.07(a).

(c) If any other representation made by a Private Limited Partner in Section 1.06(b) ceases to be true, then the Private Limited Partner will promptly provide the Partnership with a correct separate written representation.

Section 1.08 Liability of Partners.

(a) Losses, liabilities and expenses incurred by the Partnership during any fiscal year will be allocated among the Partners in accordance with the procedures for allocating Net Losses as provided in Section 6.03.

(b) The General Partner has the liability for the liabilities of the Partnership provided for in the Act and the SBIC Act. The General Partner will not:

(i) be obligated to restore by way of capital contribution or otherwise any deficits in the respective Capital Accounts of the Private Limited Partners should such deficits occur, or

(ii) have any greater obligation with respect to any Outstanding Leverage than is required by the SBIC Act or by SBA.

(c) Except as otherwise provided under the Act and the SBIC Act, no Private Limited Partner will be liable for any loss, liability or expense whatsoever of the Partnership. Notwithstanding the preceding sentence, a Private Limited Partner will remain liable for any portion of such Private Limited Partner’s Commitment not paid to the Partnership to the extent set forth in this Agreement.

(d) If a Private Limited Partner is required to return to the Partnership, for the benefit of creditors of the Partnership, amounts previously distributed to the Private Limited Partner, the obligation of the Private Limited Partner to return any such amount to the Partnership will be the obligation of the Private Limited Partner and not the obligation of the General Partner. No Private Limited Partner will be liable under this Agreement for the obligations under this Agreement of any other Partner.

(e) Nothing in this Agreement limits any liability of any Partner under any agreement between the Partner and SBA.

ARTICLE 2

PURPOSE AND POWERS

Section 2.01 Purpose and Powers.

(a) The Partnership is organized solely for the purpose of operating as a small business investment company under the SBIC Act and conducting the activities described under Title III of the SBIC Act. The Partnership has the powers and responsibilities, and is subject to the limitations, provided in the SBIC Act. The operations of the Partnership and the actions taken by the Partnership and the Partners will be conducted and taken in compliance with the SBIC Act.

(b) Subject to Section 2.01(a), the Partnership may make, manage, own and supervise investments of every kind and character in conducting its business as a small business investment company.

(c) Subject to the provisions of the SBIC Act, the Partnership has all powers necessary, suitable or convenient for the accomplishment of the purposes set forth in Section 2.01(a) and Section 2.01(b), alone or with others, as principal or agent, including without limitation the following:

(i) to engage in any lawful act or activity for which limited partnerships may be organized under the Act.

(d) Notwithstanding the foregoing or anything herein to the contrary, should the Partnership fail to obtain or lose its SBA license, the General Partner may, by notice to the Private Limited Partners, elect to continue the operation of the Partnership as a private investment fund not operating as an SBIC. In such case, the General Partner may propose for adoption by the Private Limited Partners one or more amendments to this Agreement to reflect the absence of an SBIC license, including the deletion of any or all provisions relating to or required by the SBIC Act and the SBA and the substitution or addition of customary and reasonable replacement provisions, including provisions enabling the Partnership to incur comparable amounts of indebtedness to fund investments from sources other than the SBA. Each Private Limited Partner agrees not to unreasonably withhold, condition or delay its approval of any such amendment, and agrees that neither the Partnership’s lack of access to leverage pursuant to the SBIC Act nor any added ability to obtain comparable amounts of indebtedness to fund investments from sources other than the SBA will constitute reasonable grounds to disapprove any such amendment. Alternatively, upon such failure to obtain its SBIC license, the General Partner may, in its discretion, elect to dissolve, wind-up and liquidate the Partnership.

Section 2.02 Venture Capital Operating Company.

At any time that 25% or more in interest of all Private Limited Partners are “benefit plan investors” (within the meaning of ERISA or any amendment or successor regulation), the Partnership will use its best efforts to ensure that the Partnership qualifies as a “venture capital operating company” (within the meaning of Department of Labor Regulation § 2510.3-101(d), 51 Fed. Reg. 41,281 (November 13, 1986) or any amendment or successor regulation).

ARTICLE 3

MANAGEMENT

Section 3.01 Authority of General Partner.

(a) The management and operation of the Partnership and the formulation of investment policy is vested exclusively in the General Partner. Pursuant to the powers vested in the General Partner under this Section 3.01(a) of this Agreement and Section 17-403(c) of the Act, notwithstanding any provision in this Agreement to the contrary, the General Partner hereby delegates the authority to manage the business and affairs of the Partnership to the Board of Directors of the Partnership (the “Board of Directors”). The Board of Directors will be selected annually by the affirmative vote of Partners, voting as a single class, whose capital contributions represent at least 51% of the capital contributions of all Partners at the time of determination. All members of the Board of Directors of the Partnership will also be directors of Capitala Finance Corp. (“Capitala”); provided, however, that no person may serve as a director of the Partnership, other than the initial directors, without the prior written approval of the SBA. The initial directors of the Partnership are Joseph B. Alala, III, M. Hunt Broyhill, R. Charles Moyer, Larry W. Carroll and H. Paul Chapman, who comprise all of the directors of Capitala. At all times that the Partnership is a registrant under the Investment Company Act and has in effect an election to be treated as a business development company under the Investment Company Act, a majority of the Board of Directors (or such higher percentage as may be required by the Investment Company Act) will be persons who are not “interested persons” of the Partnership or its “affiliates” within the definition of that term provided by Section 2(a)(19) of the Investment Company Act (or any successor provision). Notwithstanding anything contained herein to the contrary, the following duties will remain vested in the General Partner: (1) the authority to bind the Partnership as provided in Section 3.01(b) of this Agreement and (2) the authority to perform any action that the Act requires be performed by a general partner of a limited partnership (and which may not be performed by a delegate of a general partner). Further, should the General Partner seek to amend this Agreement or take any additional substantive, non-ministerial action in the name of the Partnership, the General Partner shall obtain the prior approval of a majority of the Board of Directors. In addition, if the Board of Directors shall elect to amend this Agreement and any such amendment shall be approved by the SBA (to the extent so required) in writing, the General Partner shall execute such amendment. Each member of the Board of Directors will be a “Designated Party” for purposes of this Agreement; provided, however, that the liability of any member of the Board of Directors will not be limited to the extent prohibited by the Investment Company Act. For the avoidance of doubt and except as otherwise set forth in this Agreement, including but not limited to Section 3.01(a)(ii) below, all powers granted to the General Partner under this Agreement shall be deemed delegated to the Board of Directors.

(i) So long as the Board of Directors remains the Board of Directors of the Partnership and so long as the Partnership is licensed as an SBIC, the Board of Directors will comply with the requirements of the SBIC Act, including, without limitation, 13 C.F.R. §107.160(a) and (b), as in effect from time to time.

(ii) At such time as the Partnership is no longer a registrant under the Investment Company Act, the provisions of this Agreement relating to the Board of Directors shall be deemed removed from this Agreement without further action of the Partners.

(b) The act of the General Partner in carrying on the business of the Partnership will bind the Partnership.

(c) In the case of any General Partner other than a natural person, at any time that the Partnership is licensed as an SBIC, the General Partner will not allow any person to serve as a general partner, director, officer or manager of the General Partner, unless such person has been approved by SBA.

(d) So long as the General Partner remains the general partner of the Partnership:

(i) it will comply with the requirements of the SBIC Act, including, without limitation, 13 C.F.R. § 107.160(a) and (b), as in effect from time to time; and

(ii) in the case of any General Partner other than a natural person, except as set forth in Section 3.01(d)(iii), it will devote all of its activities to the conduct of the business of the Partnership and will not engage actively in any other business, unless its engagement is related to and in furtherance of the affairs of the Partnership.

(iii) The General Partner may, however:

(A) act as the general partner or Investment Adviser/Manager for one or more other SBICs, and

(B) receive, hold, manage and sell Assets received by it from the Partnership (or other SBIC for which it acts as general partner or Investment Adviser/Manager), or through the exercise or exchange of Assets received by it from the Partnership (or other SBIC for which it acts as general partner or Investment Adviser/Manager).

(e) Each Partner (i) acknowledges and agrees that part of the investment strategy of the Partnership is to co-invest with other investment funds under common management with the Partnership, including the Existing Funds, any parallel and alternative investment vehicles created with respect to the Parent Fund, and any successor funds hereto or thereto, (ii) agrees that no consent of the Advisory Committee or any Private Limited Partner shall be required for the Partnership to make any such Investment, (iii) waives any and all claims arising out of or relating to any such transaction based on any conflict of interest or breach of any duty on the part of the General Partner, its members or any Affiliate of the General Partner, and (iv) covenants that such Partner will not assert any such claim; provided in the case of any such co-investment in the same type of securities that such co-investment is made on substantially the same terms and conditions and at substantially the same time and is managed and disposed of in substantially the same manner on behalf of the Partnership and such other investment funds making the same investment.

Section 3.02 Authority of the Private Limited Partners.

(a) Except as is specifically permitted by this Agreement, (i) the Private Limited Partners will take no part in the control of the business of the Partnership, and (ii) the Private Limited Partners will not have any authority to act for or on behalf of the Partnership.

(b) A majority in interest of the Private Limited Partners may vote to remove the General Partner, with the prior approval of SBA. Any such action for the removal of the General Partner must also provide for the appointment of a substitute general partner (such substitute general partner to be admitted as a general partner immediately prior to the effective date of removal of the General Partner to be removed) and such substitute shall continue the business of the Partnership without dissolution. In the event of the removal of the General Partner pursuant to this Section 3.02(b), the interest in the Partnership of the removed General Partner shall be converted to that of a limited partner with the same rights with respect to allocations and distributions that it had as a general partner prior to such conversion.

Section 3.03 The Investment Adviser/Manager.

(a) Subject to the SBIC Act, the General Partner may delegate any part of its authority to an Investment Adviser/Manager.

(b) Any agreement delegating any part of the authority of the General Partner to an Investment Adviser/Manager will:

(i) be in writing, executed by the General Partner, the Partnership and the Investment Adviser/Manager,

(ii) specify the authority so delegated, and

(iii) expressly require that such delegated authority will be exercised by the Investment Adviser/Manager in conformity with the terms and conditions of such agreement, this Agreement and the SBIC Act.

(c) Each agreement with an Investment Adviser/Manager under Section 3.03(a) will be binding upon the General Partner and any succeeding General Partner in accordance with its terms.

(d) Each agreement with an Investment Adviser/Manager, and any material amendment to any such agreement, is subject to the prior approval of SBA.

(e) CapitalSouth Corporation, a North Carolina corporation, is the initial Investment Adviser/Manager.

Section 3.04 Restrictions on Other Activities of the General Partner and its Affiliates.

(a) Except as provided in the SBIC Act and as otherwise specifically provided in this Agreement, no provision of this Agreement will be construed to preclude any (i) Partner, (ii) Investment Adviser/Manager, or (iii) Affiliate, general partner, member, manager or stockholder of any Partner or Investment Adviser/Manager, from engaging in any activity whatsoever or from receiving compensation therefor or profit from any such activity, including in connection with the Partnership and its investments. Such activities may include, without limitation, (A) receiving compensation from issuers of securities for investment banking services, (B) managing investments, (C) participating in investments, brokerage or consulting arrangements or (D) acting as an adviser to or participant in any corporation, partnership, limited liability company, trust or other business person.

(b) In the event an investment opportunity is suitable for the Partnership and one or more other investment funds managed by the General Partner and its Affiliates (including the Parent Fund, the Existing Funds, and any successor funds hereto or thereto), the General Partner may allocate such opportunity among the Partnership and such other investment funds in good faith and in its reasonable discretion, given the investment objectives of the various entities involved, their respective available capital, and such other factors as the General Partner may reasonably determine.

(c) Except as otherwise specifically set forth herein, whenever a conflict of interest exists or arises between any Partner or the Investment Adviser/Manager and the Partnership or any other Partner, then such Partner or the Investment Adviser/Manager may resolve such conflict of interest in such manner and take such action as such Person reasonably deems to be fair and reasonable, considering in each case such matters as such Person may determine (including its own interest) with respect to such conflict, agreement, transaction or situation and the benefits and burdens relating thereto. In the absence of bad faith by such Person, the resolution, action or terms so made, taken or provided by such Person will not constitute a breach of this Agreement or any other agreement contemplated herein or of any duty or obligation of such Person at law or in equity or otherwise. The General Partner may, but shall not be required to, seek the approval of the Advisory Committee or the Private Limited Partners of its resolution of any conflict of interest, and in the event, following disclosure of the material facts relating to a conflict of interest, the Advisory Committee or a majority in interest of the Private Limited Partners consents to such resolution, each Partner hereby (i) acknowledges and agrees that such consent shall constitute a waiver of any and all claims arising out of or relating to such transaction based on any conflict of interest or breach of any duty on the part of the General Partner, its members or any Affiliate of the General Partner, and (ii) covenants that such Partner will not assert any such claim. Notwithstanding the foregoing, whether or not approved by the Private Limited Partners or the Advisory Committee, the General Partner and the Investment Adviser/Manager may not cause the Partnership to make any investment or engage in any other transaction if such investment or other transaction gives rise to a conflict of interest prohibiting such investment or other transaction under the SBIC Act and related regulations and interpretations.

Section 3.05 Management Compensation.

(a) As compensation for services rendered in the management of the Partnership, during the period beginning on the Initial Closing Date and ending on the date of dissolution of the Partnership, and subject to the limitations set forth in Section 3.05(c) below, the Partnership will pay an annual management fee equal to the Management Fee Base multiplied by the Management Fee Rate, as set forth in greater detail in Section 3.06. Notwithstanding the foregoing, in no event shall the Management Compensation paid by the Partnership equal an amount greater than any corresponding management fee paid by the General Partner and/or Investment Adviser/Manager to any other Investment Adviser/Manager.

(b) The Management Compensation will be paid by the Partnership to the General Partner or, at the General Partner’s direction, in whole or in part to an Investment Adviser/Manager. The General Partner may, in its sole discretion, waive all or any portion of any installment of Management Compensation otherwise due and owing pursuant to this Section 3.05. No such waiver shall obligate the General Partner to waive any future installment of Management Fees, and no series of such waivers shall be deemed to establish any course of conduct entitling any Partner to the benefit of subsequent waivers or reductions in Management Fees otherwise due and owing pursuant to this Section 3.05.

(c) The Partnership will not pay any Management Compensation with respect to any fiscal year in excess of the amount of Management Compensation approved by SBA.

Section 3.06 Payment of Management Compensation.

(a) Management Compensation shall be computed and paid in quarterly installments in advance on demand of the General Partner; provided that the General Partner may not require the payment of more than on quarter’s Management Compensation in advance.

(b) Within thirty days after (i) the end of each fiscal year of the Partnership, (ii) the date of dissolution of the Partnership, and (iii) the date a person ceases to be Investment Adviser/Manager, appropriate adjustment (by way of payment or refund) will be made so that the Management Compensation with respect to the fiscal year then ended or the period from the end of the last fiscal year to the date set forth in clause (ii) or (iii) of this sentence will be equal to the Management Compensation calculated on a daily basis under Section 3.05(a) for such period.

Section 3.07 Partnership Expenses.

(a) The General Partner or the Investment Adviser/Manager will pay:

(i) the compensation of all professional and other employees of the Partnership, the General Partner or the Investment Adviser/Manager who provide services to the Partnership;

(ii) except as provided in Section 3.07(b), the cost of providing support and general services to the Partnership, including, without limitation:

(A) office expenses,

(B) travel,

(C) business development,

(D) office and equipment rental,

(E) bookkeeping,

(F) the development, investigation and monitoring of investments; and

(iii) all other expenses of the Partnership not authorized to be paid by the Partnership under Section 3.07(b).

(b) The Partnership will pay the following Partnership expenses:

(i) all interest and expenses payable by the Partnership on any indebtedness incurred by the Partnership;

(ii) all amounts payable to SBA under the SBIC Act, and all amounts payable in connection with any Leverage commitment and any Outstanding Leverage;

(iii) taxes payable by the Partnership to Federal, state, local and other governmental agencies;

(iv) Management Compensation;

(v) expenses incurred in the actual or proposed acquisition or disposition of Assets, including without limitation, accounting fees, brokerage fees, legal fees, transfer taxes and costs related to the registration or qualification for sale of Assets;

(vi) legal, insurance (including any insurance as contemplated in Section 3.10(m)), accounting and auditing expenses;

(vii) all expenses incurred by the Partnership in connection with commitments for or issuance of Leverage;

(viii) fees or dues in connection with the membership of the Partnership in any trade association for small business investment companies or related enterprises; and

(ix) all expenses arising under the Partnership’s indemnification obligation set forth in Section 3.10.

(c) All Partnership expenses paid by the Partnership will be made against appropriate supporting documentation. The payment by the Partnership of Partnership expenses will be due and payable as billed.

Section 3.08 Valuation of Assets.

(a) The Partnership will adopt written guidelines for determining the value of its Assets. Assets held by the Partnership will be valued by the General Partner in a manner consistent with the Partnership’s written guidelines and the SBIC Act. The Valuation Guidelines attached to this Agreement as Exhibit I are the Partnership’s written guidelines for valuation.

(b) To the extent that the SBIC Act requires any Asset held by the Partnership to be valued other than as provided in this Agreement, the General Partner will value the Asset in such manner as it determines to be consistent with the SBIC Act.

(c) Assets held by the Partnership will be valued at least annually (or more often, as SBA may require), and will be valued at least semi-annually (or more often, as SBA may require) at any time that the Partnership has Outstanding Leverage.

Section 3.09 Standard of Care.

(a) No Designated Party will be liable to the Partnership or any Partner for any action taken or omitted to be taken by it or any other Partner or other person in good faith and in a manner it reasonably believed to be in or not opposed to the best interests of the Partnership, and, with respect to any criminal action or proceeding, had no reasonable cause to believe its conduct was unlawful.

(b) Neither any Private Limited Partner, nor any member of any Partnership committee or board who is not an Affiliate of the General Partner, will be liable to the Partnership or any Partner as the result of any decision made in good faith by the Private Limited Partner or member, in its capacity as such.

(c) Any Designated Party, any Private Limited Partner and any member of a Partnership committee or board, may consult with independent legal counsel selected by it and will be fully protected, and will incur no liability to the Partnership or any Partner, in acting or refraining to act in good faith in reliance upon the opinion or advice of such counsel.

(d) This Section does not constitute a modification, limitation or waiver of Section 314(b) of the SBIC Act, or a waiver by SBA of any of its rights under Section 314(b).

(e) In addition to the standards of care stated in this Section, this Agreement may also provide for additional (but not alternative) standards of care that must also be met.

Section 3.10 Indemnification.

(a) The Partnership will indemnify and hold harmless, but only to the extent of Assets Under Management (less any Outstanding Leverage not included as a liability in the computation of Assets Under Management), any Designated Party, from any and all Indemnifiable Costs which may be incurred by or asserted against such person or entity, by reason of any action taken or omitted to be taken on behalf of the Partnership and in furtherance of its interests.

(b) The Partnership will indemnify and hold harmless, but only to the extent of Assets Under Management (less any Outstanding Leverage not included as a liability in the computation of Assets Under Management), the Private Limited Partners, and members of any Partnership committee or board who are not Affiliates of the General Partner or any Investment Adviser/Manager from any and all Indemnifiable Costs which may be incurred by or asserted against such person or entity, by any third party on account of any matter or transaction of the Partnership, which matter or transaction occurred during the time that such person has been a Private Limited Partner or member of any Partnership committee or board.

(c) The Partnership has power, in the discretion of the General Partner, to agree to indemnify on the same terms and conditions applicable to persons indemnified under Section 3.10(b), any person who is or was serving, under a prior written request from the Partnership, as a consultant to, agent for or representative of the Partnership as a director, manager, officer, employee, agent of or consultant to another corporation, partnership, limited liability company, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by the person in any such capacity, or arising out of the person’s status as such.

(d) No person may be entitled to claim any indemnity or reimbursement under Section 3.10(a), (b) or (c) in respect of any Indemnifiable Cost that may be incurred by such person which results from the failure of the person to act in accordance with the provisions of this Agreement and the applicable standard of care stated in Section 3.09. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, will not, of itself, preclude a determination that such person acted in accordance with the applicable standard of care stated in Section 3.09.

(e) To the extent that a person claiming indemnification under Section 3.10(a), (b) or (c) has been successful on the merits in defense of any action, suit or proceeding referred to in Section 3.10(a), (b) or (c) or in defense of any claim, issue or matter in any such action, suit or proceeding, such person must be indemnified with respect to such matter as provided in such Section. Except as provided in the foregoing sentence and as provided in Section 3.10(h) with respect to advance payments, any indemnification under this Section will be paid only upon determination that the person to be indemnified has met the applicable standard of conduct stated in Section 3.09(a) or Section 3.09(b).

(f) A determination that a person to be indemnified under this Section has met the applicable standard stated in Section 3.09(a) or Section 3.09(b) may be made by (i) the General Partner, with respect to the indemnification of any person other than a person claiming indemnification under Section 3.10(a), (ii) a committee of the Partnership whose members are not affiliated with the General Partner or any Investment Adviser/Manager with respect to indemnification of any person indemnified under Section 3.10(a) or (iii) at the election of the General Partner, independent legal counsel selected by the General Partner, with respect to the indemnification of any person indemnified under this Section, in a written opinion.

(g) In making any determination with respect to indemnification under (f), the General Partner, a committee of the Partnership whose members are not affiliated with the General Partner or any Investment Adviser/Manager or independent legal counsel, as the case may be, is authorized to make the determination on the basis of its evaluation of the records of the General Partner, the Partnership or any Investment Adviser/Manager to the Partnership and of the statements of the party seeking indemnification with respect to the matter in question and is not required to perform any independent investigation in connection with any determination. Any party making any such determination is authorized, however, in its sole discretion, to take such other actions (including engaging counsel) as it deems advisable in making the determination.

(h) Expenses incurred by any person in respect of any Indemnifiable Cost may be paid by the Partnership before the final disposition of any such claim or action upon receipt of an undertaking by or on behalf of such person to repay such amount unless it is ultimately determined as provided in Section 3.10(e) or (f) that the person is entitled to be indemnified by the Partnership as authorized in this Section.

(i) The rights provided by this Section will inure to the benefit of the heirs, executors, administrators, successors, and assigns of each person eligible for indemnification under this Agreement.

(j) The rights to indemnification provided in this Section are the exclusive rights of all Partners to indemnification by the Partnership. No Partner may have any other rights to indemnification from the Partnership or enter into, or make any claim under, any other agreement with the Partnership (whether direct or indirect) providing for indemnification.

(k) The Partnership may not enter into any agreement with any person (including, without limitation, any Investment Advisor/Manager, Partner or any person that is an employee, officer, director, partner or shareholder, or an Affiliate, Associate or Control Person of any Partner) providing for indemnification of any such person (i) except as provided for under this Section, and (ii) unless such agreement provides for a determination with respect to the indemnification as provided under Section 3.10(f).

(l) The provisions of this Section do not apply to indemnification of any person that is not at the expense (whether in whole or in part) of the Partnership.

(m) The Partnership may purchase and maintain insurance on its own behalf, or on behalf of any person or entity, with respect to liabilities of the types described in this Section 3.10. The Partnership may purchase such insurance regardless of whether the person is acting in a capacity described in this Section 3.10 or whether the Partnership would have the power to indemnify the person against such liability under the provisions of this Section 3.10.

Section 3.11 Advisory Committee

(a) General. The Partnership shall have an Advisory Committee (the “Advisory Committee”) consisting of at least three and no more than seven individuals chosen by the General Partner, each of whom shall be a representative of a Private Limited Partner and none of whom shall be an Affiliate of the General Partner. Any member of the Advisory Committee may be removed at any time, with or without cause, by the General Partner.

(b) Role. The function of the Advisory Committee shall be to meet to confer with the General Partner regarding such matters as the General Partner may request consultation and advice. In particular, the General Partner intends, but is not required (except as specifically set forth herein), to consult with the Advisory Committee on such matters as evaluating investments, identifying new investment opportunities, monitoring investments, providing management assistance to portfolio companies, and conflicts of interest. Except as specifically set forth herein, actions or recommendations of the Advisory Committee with respect to the business or operation of the Partnership will be advisory in nature and will not bind the Partnership or the General Partner in any way.

(c) Meetings; Action. Meetings of the Advisory Committee shall be held at the discretion of the General Partner or at the request of any two individuals serving on the Advisory Committee. Representatives of the General Partner and the Investment Adviser/Manager may observe and participate in meetings of the Advisory Committee in a non-voting capacity. Procedures for the voting on and approval of matters by the Advisory Committee shall be as established by the General Partner.

(d) Liability and Exculpation. No member of the Advisory Committee shall owe any fiduciary or other duty to any other Partner, and members of the Advisory Committee shall be indemnified by the Partnership for any actions or omissions taken or omitted to be taken by them to the maximum extent permitted by applicable law.

ARTICLE 4

SMALL BUSINESS INVESTMENT COMPANY MATTERS

Section 4.01 SBIC Act.

The provisions of this Agreement must be interpreted to the fullest extent possible in a manner consistent with the SBIC Act. If any provision of this Agreement conflicts with any provision of the SBIC Act (including, without limitation, any conflict with respect to the rights of SBA or the respective Partners under this Agreement), the provisions of the SBIC Act will control.

Section 4.02 Consent or Approval of, and Notice to, SBA.

(a) The requirements of the prior consent or approval of, and notice to, SBA in this Agreement will be in effect at any time that the Partnership is licensed as an SBIC or has Outstanding Leverage. These requirements will not be in effect if the Partnership is not licensed as an SBIC and does not have any Outstanding Leverage.

(b) Except as provided in the SBIC Act, a consent or approval required to be given by SBA under this Agreement will be deemed given and effective for purposes of this Agreement only if the consent or approval is:

(i) given by SBA in writing, and

(ii) delivered by SBA to the party requesting the consent or approval in the manner provided for notices to such party under Section 10.04.

Section 4.03 Provisions Required by the SBIC Act for Issuers of Debentures.

(a) The provisions of 13 C.F.R. § 107.1810(i) are incorporated by reference in this Agreement as if fully stated in this Agreement.

(b) The Partnership and the Partners consent to the exercise by SBA of all of the rights of SBA under 13 C.F.R. § 107.1810(i), and agree to take all actions that SBA may require in accordance with 13 C.F.R. § 107.1810(i).

(c) This Section will be in effect at any time that the Partnership has outstanding Debentures, and will not be in effect at any time that the Partnership does not have outstanding Debentures.

(d) Nothing in this Section may be construed to limit the ability or authority of SBA to exercise its regulatory authority over the Partnership as a licensed small business investment company under the SBIC Act.

Section 4.04 Effective Date of Incorporated SBIC Act Provisions.

(a) Any section of this Agreement which relates to Debentures issued by the Partnership and incorporates or refers to the SBIC Act or any provision of the SBIC Act (including, without limitation, 13 C.F.R. §§ 107.1810(i), 107.1820, and 107.1830 - 107.1850)) will, with respect to each Debenture, be deemed to refer to the SBIC Act or such SBIC Act provision as in effect on the date on which the Debenture was purchased from the Partnership.

(b) Section 4.04(a) will not be construed to apply to:

(i) the provisions of the SBIC Act which relate to the regulatory authority of SBA under the SBIC Act over the Partnership as a licensed small business investment company; or

(ii) the rights of SBA under any other agreement between the Partnership and SBA.

(c) The parties acknowledge that references in this Agreement to the provisions of the SBIC Act relating to SBA’s regulatory authority refer to the provisions as in effect from time to time.

Section 4.05 SBA as Third Party Beneficiary.

SBA will be deemed an express third party beneficiary of the provisions of this Agreement to the extent of the rights of SBA under this Agreement and under the Act. SBA will be entitled to enforce the provisions (including, without limitation, the obligations of each Partner to make capital contributions to the Partnership) for its benefit, as if SBA were a party to this Agreement.

Section 4.06 Interest of the General Partner After Withdrawal.

If the General Partner withdraws as a general partner of the Partnership by notice from SBA as provided in the SBIC Act or otherwise, then the entire interest of the General Partner in the Partnership will be converted into an interest as a Special Private Limited Partner on the terms provided in Section 8.03.

ARTICLE 5

PARTNERS’ CAPITAL CONTRIBUTIONS

Section 5.01 Capital Commitments; Additional Limited Partners.

(a) The Class A Limited Partner commits to make capital contributions to the Partnership in the aggregate amount set forth on Schedule A-2 to this Agreement.

(b) The General Partner may accept additional subscriptions from Private Limited Partners and admit additional Private Limited Partners to the Partnership from time to time in its discretion.

(c) No Person shall be admitted as a substitute Class A Limited Partner, nor shall the Class A Limited Partner transfer any interest in the Partnership, without the prior written approval of SBA.

Section 5.02 Capital Contributions by Private Limited Partners.

(a) All capital contributions to the Partnership by Private Limited Partners must be in cash, except as provided in this Agreement and approved by SBA.

(b) The Class A Limited Partner will pay its Commitment in cash in such amounts and at such times as will be determined by the General Partner in its sole discretion. Unless waived by the Class A Limited Partner, the General Partner will give the Class A Limited Partner at least five business days’ notice before each such payment is due, which will specify the amount of the payment and the date the payment will be due.

(c) The General Partner shall not:

(i) issue any capital call to the Partners to fund any investment in a new portfolio company after the fifth anniversary of the Final Closing Date, except for investments that were committed to or described in a formal term sheet or letter of intent as of such date;

(ii) otherwise (i.e., out of other available assets) cause the Partnership to make any investment in a new portfolio company after the sixth anniversary of the Final Closing Date, except for investments that were committed to or described in a formal term sheet or letter of intent as of such date; or

(iii) cause the Partnership to make any follow-on Investment in an existing portfolio company after the seventh anniversary of the Final Closing Date.

Notwithstanding the foregoing, until the seventh anniversary of the Final Closing Date, the General Partner may, but shall not be required to, cause the Partnership to make investments otherwise prohibited by the foregoing provisions of this Section 5.02(c) in order to avoid the Partnership’s being liable for any prepayment penalties under the SBIC Act in connection with leverage obtained thereunder.

(d) For clarity, in no event may the General Partner require the Private Limited Partners to make capital contributions in excess of the unfunded Commitment of the Class A Limited Partner; provided that the unfunded Commitment of the Class A Limited Partner shall be deemed to be increased by (i) the sum of all distributions made to such Partner as of such time representing the return of the cost basis of any investment made by the Partnership, (ii) the sum of all distributions made to such Partner as of such time representing the return of capital contributions used to pay Partnership expenses (including Management Fees); and (iii) the sum of any capital contributions returned to such Partner as of such time that are attributable to unconsummated investments, all of the foregoing amounts being determined by the General Partner in its reasonable discretion and being subject to future capital calls.

Section 5.03 Capital Contributions by the General Partner.

(a) All capital contributions to the Partnership by the General Partner must be in cash, except as provided in this Agreement and approved by SBA.

(b) The General Partner commits to make capital contributions to the Partnership from time to time as and when capital contributions are required of the Private Limited Partners, with each such contribution by the General Partner equaling 0.01% of the corresponding capital contributions of the Private Limited Partners.

(c) When the Partnership is liquidated, the General Partner will contribute to the Partnership within the time period provided in Treasury Regulation § 1.704-(1)(b)(2)(ii)(b)(3) an amount equal to any deficit balance in its Capital Account.

Section 5.04 [RESERVED].

Section 5.05 Conditions to the Commitments of the General Partner and the Private Limited Partners.

(a) Notwithstanding any provision in this Agreement to the contrary, on the earlier of (i) the completion of the liquidation of the Partnership or (ii) one year from the commencement of the liquidation, the General Partner and the Private Limited Partners will be obligated to contribute any amount of their respective Commitments not previously contributed to the Partnership, if and to the extent that the other Assets of the Partnership have not been sufficient to permit at that time the redemption of all Outstanding Leverage, the payment of all amounts due with respect to the Outstanding Leverage as provided in the SBIC Act, and the payment of all other amounts owed by the Partnership to SBA.

(b) The provisions of this Section do not apply to the Commitment of any Private Limited Partner whose obligation to make capital contributions has been terminated or who has withdrawn from the Partnership, with the consent of SBA, under a provision of this Article 5 or Article 8 or any agreement, release, settlement or action under any provision of this Agreement. No Private Limited Partner or General Partner has any right to delay, reduce or offset any obligation to contribute capital to the Partnership called under this Section by reason of any counterclaim or right to offset by the Partner or the Partnership against SBA.

Section 5.06 Termination of the Obligation to Contribute Capital.

(a) Any Private Limited Partner may elect to terminate its obligation in whole or in part to make a capital contribution required under this Agreement, or upon demand by the General Partner, will no longer be entitled to make such capital contribution, if the Private Limited Partner or the General Partner obtains an opinion of counsel as provided under Section 5.07 to the effect that making such contribution would require the Private Limited Partner to withdraw from the Partnership under Section 8.06 through Section 8.10.

(b) Upon receipt by the General Partner of a notice and opinion as provided under Section 5.07, unless cured within the period provided under Section 5.08, the Commitment of the Private Limited Partner delivering the opinion will be deemed to be reduced by the amount of such unfunded capital contribution and this Agreement will be deemed amended to reflect a corresponding reduction of aggregate Commitments to the Partnership.

Section 5.07 Notice and Opinion of Counsel.

(a) A copy of any opinion of counsel issued as described in Section 5.06 or Section 8.06 through Section 8.10 must be sent by the General Partner to SBA, together with (i) the written notice of the election of the Private Limited Partner or (ii) the written demand of the General Partner, to which the opinion relates.

(b) An opinion rendered to the Partnership as provided in Section 5.06 or Section 8.06 through Section 8.10 will be deemed sufficient for the purposes of those Sections only if the General Partner and SBA each approve (i) the counsel rendering the opinion, and (ii) the form and substance of the opinion.

Section 5.08 Cure, Termination of Capital Contributions and Withdrawal.

(a) Unless within ninety (90) days after the giving of written notice and opinion of counsel, as provided in Section 5.06, the Private Limited Partner or the Partnership eliminates the necessity for termination of the obligation of the Private Limited Partner to make further capital contributions or for the withdrawal of the Private Limited Partner from the Partnership in whole or in part to the reasonable satisfaction of the Private Limited Partner and the General Partner, the Private Limited Partner will withdraw from the Partnership in whole or in part to the extent required, effective as of the end of the ninety (90) day period.

(b) Subject to the provisions of Section 5.10, in its discretion the General Partner may waive all or any part of the ninety (90) day cure period and cause such termination of capital contributions or withdrawal to be effective at an earlier date as stated in the waiver.

(c) Any distributions made to a Private Limited Partner with respect to such Partner’s withdrawal under this Section 5.08(c) will be subject to and made as provided in Section 8.11.

Section 5.09 Failure to Make Required Capital Contributions.

The Partnership is entitled to enforce the obligations of each Partner to make the contributions to capital specified in this Agreement. The Partnership has all rights and remedies available at law or equity if any such contribution is not so made.

Section 5.10 Notice and Consent of SBA with respect to Capital Contribution Defaults.

(a) The Partnership must give SBA prompt written notice of any failure by a Private Limited Partner to make any capital contribution to the Partnership required under this Agreement when due, which failure continues beyond any applicable grace period specified in this Agreement.

(b) Unless SBA has given its prior consent or the provisions of subsection (c) of this Section have become applicable, the Partnership will not (i) take any action (including entering into any agreement (whether oral or written), release or settlement with any Partner) which defers, reduces, or terminates the obligations of the Partner to make contributions to the capital of the Partnership, or (ii) commence any legal proceeding or arbitration, which seeks any such deferral, reduction or termination of such obligation. Without the consent of SBA (including SBA’s deemed consent under subsection (c) of this Section) no such agreement, release, settlement or action taken will be effective with respect to the Partnership or any Partner.

(c) If the Partnership has given SBA thirty (30) days prior written notice of any proposed legal proceeding, arbitration or other action described under subsection (b) of this Section with respect to any default by a Private Limited Partner in making any capital contribution to the Partnership, and the Partnership has not received written notice from SBA that it objects to the proposed action within the thirty (30) day period, then SBA will be deemed to have consented to the proposed Partnership action.

(d) Any notice given by the Partnership to SBA under this Section must:

(i) be given by separate copies directed to each of the Investment Division and the Office of the General Counsel of SBA;

(ii) explicitly state in its caption or first sentence that the notice is being given with respect to a specified default by a Private Limited Partner in making a capital contribution to the Partnership and a proposed legal proceeding, arbitration, agreement, release, settlement or other action with respect to that default; and

(iii) state the nature of the default, the identity of the defaulting Private Limited Partner, and the nature and terms of the proposed legal proceeding, arbitration, agreement, release, settlement or other action with respect to that default.

Section 5.11 Interest on Overdue Contributions.

In the event that any Private Limited Partner fails to make a contribution required under this Agreement within five days after the date such contribution is due, then the General Partner may, in its sole discretion, elect to charge such Private Limited Partner interest at an annual rate up to the lesser of (i) the Prime Rate plus five percent or (ii) the maximum rate permitted by applicable law, on the amount due from the date such amount became due until the earlier of (i) the date on which such payment is received by the Partnership from such Private Limited Partner or (ii) the date of any notice given to such Private Limited Partner by the General Partner pursuant to Section 5.12 or (iii) the date on which such payment is received by the Partnership under Section 5.13. Any distributions to which such Private Limited Partner is entitled shall be reduced by the amount of such interest, and such interest shall be deemed to be income to the Partnership.

Section 5.12 Termination of a Private Limited Partner’s Right to Make Further Capital Contributions.

In the event that any Private Limited Partner fails to make a contribution required under this Agreement within five days after the date such contribution is due, the General Partner may, in its sole discretion (but only with the consent of SBA given as provided in Section 5.10), elect to declare, by notice to such Private Limited Partner, that:

(a) Such Private Limited Partner’s Commitment shall be deemed to be reduced to the amount of any contributions of capital timely made pursuant to this Agreement; and

(b) Upon such notice (i) such Private Limited Partner shall have no right to make any capital contribution thereafter (including the contribution as to which the default occurred and any contribution otherwise required to be made thereafter pursuant to the terms of this Agreement) and (ii) this Agreement shall be deemed amended to reflect such reduced Commitment.

Section 5.13 Withholding and Application of a Private Limited Partner’s Distributions.

At the election of the General Partner, which it may make in its sole discretion, (a) the Partnership may withhold from any distribution otherwise payable to any Private Limited Partner any amount required to be paid to the Partnership by such Private Limited Partner at the time of such distribution, and (b) the Partnership may either (i) apply all or part of any such withheld distribution in satisfaction of the amount then due to the Partnership from such Private Limited Partner or (ii) withhold such distribution until all amounts then due are paid to the Partnership by such Private Limited Partner. Upon payment of all amounts due to the Partnership (by application of withheld distributions or otherwise), the General Partner shall distribute any unapplied balance of any such withheld distribution to such Private Limited Partner. No interest shall be payable on the amount of any distribution withheld by the Partnership pursuant to this Section 5.13.

ARTICLE 6

ADJUSTMENT OF CAPITAL ACCOUNTS

Section 6.01 Establishment of Capital Accounts.

There will be established on the books of the Partnership an Opening Capital Account for each Partner in accordance with the definitions and methods of allocation prescribed in this Agreement.

Section 6.02 Time of Adjustment of Capital Accounts.

Allocations will be made to the Opening Capital Account of each Partner in accordance with Section 6.03, as of the following dates:

(i) the close of each fiscal year of the Partnership;

(ii) the day before the date of the admission of an additional Private Limited Partner or increase in any Private Limited Partner’s Commitment;

(iii) the day before the dissolution of the Partnership;

(iv) the date of a distribution; and

(v) such other dates as this Agreement may provide.

Section 6.03 Adjustments to Capital Accounts.

(a) As of the times stated in Section 6.02, allocations will be made to the Opening Capital Accounts of the Partners to arrive at each Partner’s Closing Capital Account for the period in the following order and amounts:

(i) The amount of any capital contributions paid by each Partner during such period will be credited to the Partner’s Opening Capital Account (other than capital contributions referred to in clause (i) of the definition of “Opening Capital Account” in Article 1); provided, however, that any such capital contribution will be credited to the Partner’s Opening Capital Account on the later of the date the capital contribution was due or the date on which the capital contribution was actually received by the Partnership;

(ii) The amount of any distributions made to each Partner during the period will be debited against the Partner’s Opening Capital Account;

(iii) Net Profits will be credited and Net Losses will be debited to the Opening Capital Accounts of the Partners pro rata in accordance with their respective capital contributions.

(b) Notwithstanding the provisions of Section 6.03(a)(iii):

(i) at such time as the Capital Account of the General Partner or any Private Limited Partner is reduced to an amount equal to the aggregate capital contributions of such Partner (less all distributions to such Partner), the balance of all Net Losses will be allocated:

(A) first, to the remaining Capital Accounts of the General Partner and Private Limited Partners which have not been reduced to zero (to be apportioned among them in accordance with their respective positive Capital Accounts); and

(B) second, after the Capital Accounts of all Private Limited Partners have been reduced to zero, then the balance to the General Partner.

(ii) If Net Losses are allocated in accordance with the foregoing clause (i), any Net Profits that are required to be allocated after such special allocation of Net Losses as provided in the foregoing clause will be allocated:

(A) first, to the General Partner until the effect of the special allocation of Net Losses under clause (i)(B) is reversed and eliminated; and

(B) second, to the General Partner and Private Limited Partners to whom the allocation of such Net Losses has been made under clause (i)(A) until the effect of such special allocation of Net Losses has been reversed and eliminated.

(c) To the extent not otherwise accomplished by the provisions of Section 6.03(a) and Section 6.03(b), the Opening Capital Accounts of the Partners will be adjusted to effect any allocation of any item of income, gain, loss, deduction or credit to a Partner required by the Code.

Section 6.04 Tax Matters.

(a) If at the end of a fiscal year of the Partnership, a Partner unexpectedly receives an adjustment, allocation, or distribution described in clauses (4), (5) and (6) of Treasury Regulation § 1.704 - 1(b)(2)(ii) and that adjustment, allocation, or distribution reduces that Partner’s Opening Capital Account below zero (0), then the Partner will be allocated all items of income and gain of the Partnership for that year and for all subsequent fiscal years until the deficit balance has been eliminated as provided in Treasury Regulation § 1.704 - 1(b)(2)(ii)(d), as quickly as possible. If any such unexpected adjustment, allocation or distribution creates a deficit balance in the Opening Capital Accounts of more than one Partner in any fiscal year, all items of income and gain of the Partnership for the fiscal year and all subsequent fiscal years will be allocated among all such Partners in proportion to their respective deficit balances until such balances have been eliminated. If any allocation is made pursuant to this paragraph, subsequent allocations shall be made (in a manner consistent with this paragraph) to offset the effects of such prior allocation. This provision is intended to qualify as a “qualified income offset” within the meaning of Treasury Regulation § 1.704-1(b)(2)(ii)(d).

(b) For Federal, state and local income tax purposes, each item of Partnership income, credit, gain or loss will be allocated among the Partners as provided in Section 6.03.

(c) The General Partner has the power to make such allocations and to take such actions necessary under the Code or other applicable law to effect and to maintain the substantial economic effect of allocations made to the Partners under Section 704(b) of the Code. All allocations made and other actions taken by the General Partner under this paragraph will be consistent to the maximum extent possible with the provisions of this Agreement.

(d) The General Partner is the “tax matters partner,” as the term is used in the Code.

(e) The General Partner is expressly authorized to (i) elect that the Partnership be classified as a partnership for federal tax purposes, and (ii) to make any election or other action on behalf of the Partnership permitted under the Code with respect to the election of that tax classification.

(f) The General Partner must keep the Partners informed of all administrative and judicial proceedings with respect to Partnership tax returns or the adjustment of Partnership items. Any Partner who enters into a settlement agreement with respect to Partnership items must promptly give the General Partner notice of the settlement agreement and terms that relate to Partnership items.

(g) In the event of any admission of any additional Private Limited Partner or transfer by any Private Limited Partner of its Partnership interest, the General Partner will allocate items of income, credit, gain or loss in accordance with the Code and may make such elections under the Code as the General Partner determines to be necessary or appropriate.

(h) Anything contained in this Agreement to the contrary notwithstanding, if the Partnership is deemed liquidated within the meaning of Treasury Regulation § 1.704-1(b) (2)(ii)(g) but has not dissolved under Section 8.01(a), then the assets of the Partnership will, after provision for payment to creditors, be deemed distributed to the Partners in accordance with Treasury Regulation § 1.704- 1(b)(2)(ii)(b)(2) and immediately recontributed to the Partnership and the General Partner must make the contributions contemplated by Section 5.03(b).

ARTICLE 7

DISTRIBUTIONS

Section 7.01 Distributions to Partners.

(a) The Partnership may make distributions of cash and/or property, if any, at such times as the SBIC Act permits and as are determined under this Agreement. To the extent permitted by the SBIC Act, and subject to the establishment of reasonable reserves, the General Partner will cause the Partnership to distribute available cash at least annually.

(b) All distributions shall be made to the Partners pro rata in accordance with their respective Capital Account balances.

Section 7.02 Distributions of Noncash Assets in Kind.

(a) Subject to the provisions of the SBIC Act, the Partnership at any time may distribute Noncash Assets in kind.

(b) To the extent reasonably possible, any distribution of Noncash Assets will be made pro rata among the Partners (based upon the respective amounts which each Partner would be entitled to receive if the distribution were made in cash) with respect to the distribution of each Noncash Asset.

(c) Subject to the SBIC Act, Noncash Assets distributed in kind under this Article VII will be subject to such conditions and restrictions as are legally required, including, without limitation, such conditions and restrictions required to assure compliance by the Partners and/or the Partnership with the aggregation rules and volume limitations under Rule 144 promulgated under the Securities Act.

Section 7.03 Distributions for Payment of Tax.

(a) Subject to the SBIC Act, anything contained in this Agreement to the contrary notwithstanding, the General Partner shall be entitled to cause the Partnership to make cash distributions to the Partners (after taking into account any other distributions received by the

Partners in that fiscal year) in amounts sufficient to enable the Partners (and their partners, if any) to discharge any Federal, state and local tax liability excluding penalties arising as a result of the Partners’ interest in the Partnership. Such distributions will be debited to the Partners’ Capital Accounts, as provided in Section 6.03(a)(ii).

(b) Subject to the SBIC Act, the Partnership will at all times be entitled to make payments with respect to any Partner in amounts required to discharge any legal obligation of the Partnership to withhold or make payments to any governmental authority with respect to any Federal, state or local tax liability of the Partner arising as a result of the Partner’s interest in the Partnership. Each such payment will be debited to such Partner’s Capital Account, as provided in Section 6.03(a)(ii).

Section 7.04 Distributions Violative of the Act Prohibited.

Anything contained in this Agreement to the contrary notwithstanding, no distribution may be made by the Partnership if and to the extent that such distribution would violate the Act.

ARTICLE 8

DISSOLUTION, LIQUIDATION, WINDING UP AND WITHDRAWAL

Section 8.01 Dissolution.

(a) The Partnership will be dissolved upon the first to occur of the following:

(i) subject to Section 8.04 of this Agreement, an event of withdrawal (as defined in Section 17-101-3 of the Act) of the General Partner;

(ii) the later of:

(A) the close of business on the tenth anniversary of the Initial Closing Date; or

(B) ten (10) years from the formation of the Partnership; or

(C) two years after all Outstanding Leverage has matured; or

(iii) the determination of the Partners to dissolve and terminate the Partnership as provided in Section 8.01(c).

(b) The Partnership will not dissolve upon the withdrawal, dissolution, bankruptcy, death or adjudication of incompetence or insanity of any Private Limited Partner.

(c) Eighty percent (80%) in interest of the Private Limited Partners may elect to dissolve the Partnership by giving notice to each Partner and SBA of the election. Any notice of an election to dissolve the Partnership may only be given:

(i) on or after the later to occur of: (A) the tenth anniversary of the Initial Closing Date or (B) ten (10) years from the formation of the Partnership;

(ii) if all Outstanding Leverage has been repaid or redeemed; and

(iii) if all amounts due SBA, its agent or trustee have been paid.

Any election to dissolve the Partnership given under this Section 8.01(c) will not be effective until the later of: (A) sixty (60) days from the date the notice is given to all parties or (B) the effective date of dissolution stated in the notice.

(d) The General Partner may elect in its sole discretion to extend the date set forth in Section 8.01(a)(ii)(A) and Section 8.01(c)(i) for up to two additional periods of up to one year each and may further extend such date as may be reasonably necessary in order to facilitate the orderly liquidation of the Partnership’s assets.

Section 8.02 Winding Up.

(a) Subject to the SBIC Act and Section 8.03, when the Partnership is dissolved, the property and business of the Partnership will be liquidated by the General Partner or if there is no General Partner or the General Partner is unable to act, a person designated by the holders of a majority in interest of the Private Limited Partners. The liquidator shall distribute the assets of the Partnership, or the proceeds from the disposition thereof, (i) first, to creditors of the Partnership, including Partners who are creditors to the extent permitted by law, in satisfaction of liabilities of the Partnership (whether by payment thereof or the making of reasonable provision for payment thereof) other than liabilities for which reasonable provision for payment has been made and liabilities for distributions to Partners, and (ii) second, to the Partners in accordance with the distribution provisions of Section 7.01.

(b) Within a reasonable period (and subject to the requirements of Treasury Regulation §§ 1.704-1(b)(ii)(g) and 1.704-1(b)(2)(ii)(b)(2)) after the effective date of dissolution of the Partnership, the affairs of the Partnership will be wound up and the Partnership’s assets will be distributed as provided in the SBIC Act and the Act.

Section 8.03 Withdrawal of the General Partner.

(a) Except as provided in Section 4.03, the General Partner may not withdraw as the general partner of the Partnership without the approval of a majority in interest of the Private Limited Partners.

(b) To the extent required by the SBIC Act, no transfer of the interest of the General Partner, or any portion of such interest, will be effective without the consent of SBA.

(c) The General Partner shall not sell, assign, pledge, mortgage or otherwise dispose of its interest in the Fund. Without limitation to the preceding sentence and subject to approval of the SBA, the admission of new members of the General Partner or the transfer of interests in the General Partner will not be deemed to be a transfer or sale of the General Partner’s interest in the Fund.

(d) Except as provided in Section 8.03(b), Section 10.01(b), Section 10.01(d) or Section 10.01(f), any person who acquires the interest of the General Partner, or any portion of such interest, in the Partnership, will not be a General Partner but will become a special private limited partner (a “Special Private Limited Partner”) upon his written acceptance and adoption of all the terms and provisions of this Agreement. Such person will acquire no more than the interest of the General Partner in the Partnership as it existed on the date of the transfer, but will not be entitled to any priority given to the Private Limited Partners, their successors and assigns, in respect of the interest. No such person will have any right to participate in the management of the affairs of the Partnership or to vote with the Private Limited Partners, and the interest acquired by such person will be disregarded in determining whether any action has been taken by any percentage of the limited partnership interests.

(e) Upon an event of withdrawal of the General Partner without continuation of the Partnership as provided in Section 8.04, the affairs of the Partnership will be wound up in accordance with the provisions of Section 8.02.

Section 8.04 Continuation of the Partnership After the Withdrawal of the General Partner.

Upon the occurrence of an event of withdrawal (as defined in the Act) of the General Partner, the Partnership will not be dissolved, if, within ninety (90) days after the event of withdrawal, eighty percent in interest of the Private Limited Partners agree in writing to continue the business of the Partnership and to the appointment of one or more additional general partners (subject to the approval of SBA), effective as of the date of withdrawal of the General Partner.

Section 8.05 Withdrawals of Capital.

Except as specifically provided in this Agreement or in a written agreement with the Partnership or the General Partner that is approved by SBA, withdrawals by a Partner of any amount of its Capital Account are not permitted.

Section 8.06 Withdrawal by ERISA Regulated Pension Plans.

Notwithstanding any other provision of this Agreement, any Private Limited Partner that is an “employee benefit plan” within the meaning of, and subject to the provisions of, ERISA, may elect to withdraw from the Partnership in whole or in part, or upon demand by the General Partner must withdraw from the Partnership in whole or in part, if either such Private Limited Partner or the General Partner obtains an opinion of counsel to the effect that, as a result of ERISA, (i) the withdrawal of the Private Limited Partner from the Partnership to such extent is required to enable the Private Limited Partner to avoid a violation of, or breach of the fiduciary duties of any person under ERISA (other than a breach of the fiduciary duties of any such person based upon the investment strategy or performance of the Partnership) or any provision of the Code related to ERISA or (ii) all or any portion of the assets of the Partnership (as opposed to the Private Limited Partner’s partnership interest) constitute assets of the Private Limited Partner for purposes of ERISA and are subject to the provisions of ERISA to substantially the same extent as if owned directly by the Private Limited Partner.

Section 8.07 Withdrawal by Government Plans Complying with State and Local Law.

Notwithstanding any other provision of this Agreement, any Private Limited Partner that is a “government plan” within the meaning of ERISA may elect to withdraw from the Partnership in whole or in part, or upon demand by the General Partner must withdraw from the Partnership in whole or in part, if either such Private Limited Partner or the General Partner obtains an opinion of counsel to the effect that as a result of state statutes, regulations, case law, administrative interpretations or similar authority applicable to the “government plan”, the withdrawal of such Private Limited Partner from the Partnership to such extent is required to enable the Private Limited Partner or the Partnership to avoid a violation (other than a violation based upon the investment performance of the Partnership) of the applicable state law.

Section 8.08 Withdrawal by Government Plans Complying with ERISA.

Notwithstanding any other provision of this Agreement, any Private Limited Partner that is a “government plan” within the meaning of ERISA may elect to withdraw from the Partnership in whole or in part, if the “government plan” obtains an opinion of counsel to the effect that, as a result of ERISA, (i) the withdrawal of the “government plan” from the Partnership to such extent would be required if it were an “employee benefit plan” within the meaning of, and subject to the provisions of, ERISA, to enable the “government plan” to avoid a violation of, or breach of the fiduciary duties of any person under ERISA (other than a breach of the fiduciary duties of any such person based upon the investment strategy or performance of the Partnership) or any provision of the Code related to ERISA or (ii) all or any portion of the assets of the Partnership would constitute assets of the “government plan” for the purposes of ERISA, if the “government plan” were an “employee benefit plan” within the meaning of, and subject to the provisions of, ERISA and would be subject to the provisions of ERISA to substantially the same extent as if owned directly by the “government plan.”

Section 8.09 Withdrawal by Tax Exempt Private Limited Partners.

Notwithstanding any other provision of this Agreement, any Private Limited Partner that is exempt from taxation under Section 501(a) or 501(c)(3) of the Code may elect to withdraw from the Partnership in whole or in part, if the Private Limited Partner obtains an opinion of counsel to the effect that as a result of applicable statutes, regulations, case law, administrative interpretations or similar authority, the withdrawal of the Private Limited Partner from the Partnership to such extent is required to enable the tax exempt Private Limited Partner to avoid loss of its tax exempt status under Section 501(a) or 501(c)(3) of the Code.

Section 8.10 Withdrawal by Registered Investment Companies.

Notwithstanding any other provision of this Agreement, any Private Limited Partner that is an “investment company” subject to registration under the Investment Company Act, may elect to withdraw from the Partnership in whole or in part, or upon demand by the General Partner must withdraw from the Partnership in whole or in part, if either such Private Limited Partner or the General Partner obtains an opinion of counsel to the effect that, as a result of the Investment Company Act, the withdrawal of the Private Limited Partner from the Partnership to such extent is required to enable such Private Limited Partner or the Partnership to avoid a violation of applicable provisions of the Investment Company Act or the requirement that the Partnership register as an investment company under the Investment Company Act.

Section 8.11 Distributions on Withdrawal.

(a) Subject to the provisions of this Section, upon withdrawal under any provision of this Agreement, a Private Limited Partner will have the rights to distributions provided in the Act with respect to distributions to be made to limited partners upon withdrawal from a limited partnership.

(b) The Partnership will not make any distribution to any Partner in connection with its withdrawal under any provision of this Agreement or the Act, unless the distribution is permitted by the SBIC Act and SBA has given its consent to such distribution before the distribution is made.

(c) Except in the case of distributions made as permitted under subsection (b), the right of any Partner to receive any distribution from the Partnership as a result of such Partner’s withdrawal, including any right any Partner may have as a creditor of the Partnership with respect to the amount of any such distribution, is subordinate to any amount due to SBA by the Partnership.

ARTICLE 9

ACCOUNTS, REPORTS AND AUDITORS

Section 9.01 Books of Account.

(a) The Partnership must maintain books and records in accordance with the provisions of the SBIC Act regarding financial accounts and reporting and, except as otherwise provided in this Agreement, generally accepted accounting principles.

(b) The books and records of the Partnership must be kept at the principal place of business of the Partnership. Each Partner will have access, upon reasonable notice and during regular business hours, to all books and records of the Partnership for all proper purposes as a Partner of the Partnership and shall have such other rights to information about the Partnership as are set forth in the Act.

(c) The Partnership will not be required to disclose, however, any confidential or proprietary information received by the Partnership in connection with its investment operations, except for any disclosure to SBA required by the SBIC Act.

Section 9.02 Audit and Report.

(a) The financial statements of the Partnership must be audited and certified as of the end of each fiscal year by a firm of independent certified public accountants selected by the Partnership.

(b) After the end of each fiscal year of the Partnership, the General Partner shall cause an audit of the Partnership’s financial statements for such year to be made by its auditors and shall cause a copy of such audited financial statements to be delivered to each Partner. With respect to each tax year of the Partnership, the General Partner shall prepare or have prepared the appropriate state and federal income tax returns and other appropriate tax returns and information of the Partnership, and shall furnish the appropriate informational tax returns and information to each Partner. The General Partner shall exercise commercially reasonable efforts to cause the reports and other documents to be provided pursuant to this Section 9.02(b) to be delivered to each Partner within 120 days of the end of each fiscal year or tax year, as applicable, it being acknowledged that such items may not be available until after the Partnership receives certain year-end reports and tax and other information from its portfolio companies.

(c) Quarterly Reports. The General Partner shall deliver to each Limited Partner reports on the activities and affairs of the Partnership at least quarterly. The General Partner shall exercise commercially reasonable efforts to deliver such reports within 60 days of the end of each fiscal quarter.

Section 9.03 Fiscal Year.

The fiscal year of the Partnership will be a twelve-month year (except for the first and last partial years, if any) ending on December 31.

ARTICLE 10

MISCELLANEOUS

Section 10.01 Assignability.

(a) No Private Limited Partner may assign, pledge or otherwise grant a security interest in its or his interest in the Partnership or in this Agreement, except:

(i) by operation of law;

(ii) to a receiver or trustee in bankruptcy for that Partner; or

(iii) with the prior written consent of the General Partner (which consent may, except in the case of a transfer to an Affiliate of such Private Limited Partner, be withheld in the sole discretion of the General Partner).

(b) No General Partner or Private Limited Partner may transfer any interest of ten percent (10%) or more in the capital of the Partnership without the prior approval of SBA.

(c) The General Partner may not assign, pledge or otherwise grant a security interest in its interest in the Partnership or in this Agreement, except with the prior consent of SBA and the prior approval of eighty percent (80%) in interest of the Private Limited Partners.

(d) No transfer of any interest in the Partnership will be allowed if such transfer or the actions to be taken in connection with that transfer would:

(i) result in any violation of the SBIC Act;

(ii) result in a violation of any law, rule or regulation by the Partnership;

(iii) cause the termination or dissolution of the Partnership;

(iv) cause the Partnership to be classified other than as a partnership for Federal income tax purposes;

(v) cause the Partnership to be classified as a “publicly traded partnership” within the meaning of Section 469(k)(2) of the Code or for the purposes of Section 512(c)(2) of the Code;

(vi) result in a violation of the Securities Act;

(vii) require the Partnership to register as an investment company under the Investment Company Act;

(viii) require the Partnership, the General Partner or the Investment Adviser/Manager to register as an investment adviser under the Investment Advisers Act;

(ix) result in a termination of the Partnership for Federal or state income tax purposes; or

(x) result in the Partnership’s assets being considered as “plan assets” within the meaning of ERISA or any regulations proposed or promulgated thereunder.

(e) If a natural person Private Limited Partner dies or become incapacitated, his or her legal representative will, upon execution of a counterpart of this Agreement, be substituted as a Private Limited Partner, subject to all the terms and conditions of this Agreement.

(f) Any transferee of any interest in the Partnership by a transfer in compliance with this Section 10.01 will become a substituted Partner under this Agreement upon delivery and execution of a counterpart of this Agreement, will have the same rights and responsibilities under this Agreement as its assignor and will succeed to the Capital Account and balances thereof.

Section 10.02 Binding Agreement.

Subject to the provisions of Section 10.01, this Agreement is binding upon, and inures to the benefit of, the heir, successor, assign, executor, administrator, committee, guardian, conservator or trustee of any Partner.

Section 10.03 Construction.

The article and section headings contained in this Agreement are solely for the purpose of reference and convenience, are not part of the agreement of the parties, and shall not in any way limit, modify or otherwise affect the meaning or interpretation of this Agreement. References herein to “Sections” or “Articles” refer to corresponding Sections or Articles of this Agreement unless otherwise specified. As used herein, except as otherwise specified, the words “include,” “including” and variations thereof mean without limitation. Unless the context requires otherwise, words in the singular include the plural, words in the plural include the singular, and the use of any gender shall be applicable to all genders.

Section 10.04 Notices.

(a) All notices under this Agreement must be in writing and may be given by personal delivery, telex, telegram, private courier service or registered or certified mail.

(b) A notice is deemed to have been given:

(i) by personal delivery, telex, telegram, or private courier service, as of the day of delivery of the notice to the addressee; and

(ii) by mail, as of the fifth (5th) day after the notice is mailed.

(c) Notices must be sent to:

(i) the Partnership, at the address of the General Partner in the Certificate of Limited Partnership, or such other address or addresses as to which the Partners have been given notice;

(ii) the Private Limited Partners, at the addresses in Schedule A attached to this Agreement (as Schedule A may be amended from time to time) or such other addresses as to which the Partnership has been given notice; and

(iii) SBA, at the address of the Investment Division of SBA and, if so required under any Section of this Agreement, in duplicate at the address of the Office of the General Counsel of SBA.

Section 10.05 Consents and Approvals.

A consent or approval required to be given by any party under this Agreement will be deemed given and effective for purposes of this Agreement only if the consent or approval is:

(i) given by such party in writing, and

(ii) delivered by such party to the party requesting the consent or approval in the manner provided for notices to such party under Section 10.04.

Section 10.06 Counterparts.

This Agreement and any amendment to this Agreement may be executed in more than one counterpart with the same effect as if the parties executed one counterpart as of the day and year first above written on this Agreement or any such amendment. To be effective, each separate counterpart must be executed by the General Partner.

Section 10.07 Amendments.

(a) This Agreement may not be amended except by an instrument in writing executed by the holders of at least fifty percent (50%) in interest of the Private Limited Partners who have not withdrawn as of the effective date of that amendment and the General Partner, and approved by SBA.

(b) In addition to the requirements in Section 10.06 and Section 10.07(a), any amendment that:

(i) increases the amount of a Private Limited Partner’s Commitment requires that Partner’s consent;

(ii) may cause a Private Limited Partner to become liable as a general partner of the Partnership requires the written consent of all Partners;

(iii) would modify any provision of this Agreement requiring the consent of more than a majority in interest of the Private Limited Partners to a specified action will not be effected without the consent of such greater percentage in interest of the Private Limited Partners; or

(iv) amends this Section 10.07 requires the consent of all Partners.

(c) Each Private Limited Partner consents to:

(i) the admission of additional Private Limited Partners and the increase in any Private Limited Partner’s Commitment in accordance with Section 5.01;

(ii) the transfer of a Partner’s interest in accordance with Section 10.01 and the admission of a substituted Partner under such transfer;

(iii) any amendment of this Agreement or the Certificate of Limited Partnership necessary to effect such transfer or admission;

(iv) amendments to the Schedules to this Agreement to update and maintain their accuracy in accordance with the terms of this Agreement; and

(v) any amendment of this Agreement or the Certificate of Limited Partnership to comply with or conform to any amendments of applicable laws governing the Partnership (including any amendment to this Agreement that the General Partner reasonably determines is necessary or advisable in connection with Partnership’s efforts to receive a license to operate as an SBIC; provided, however, that such consent with respect to any such amendment is contingent on the General Partner having reasonably determined that such amendment will not subject any Private Limited Partner to any material adverse economic consequences, alter the liability of any Private Limited Partner, alter or waive the right to receive allocations and distributions that otherwise would be made to any Private Limited Partner, or alter or waive in any material respect any right or interest of any Private Limited Partner or the duties and obligations of the General Partner to the Partnership or any Private Limited Partner).

(d) The General Partner must distribute to each Private Limited Partner and SBA a copy of:

(i) any Certificate of Amendment to the Certificate of Limited Partnership, and

(ii) any amendment to this Agreement.

(e) Copies of any Certificate of Amendment to the Certificate of Limited Partnership, and any amendment to this Agreement must be distributed in the same manner as provided for notices in Section 10.04.

Section 10.08 Power of Attorney.

(a) Each Private Limited Partner appoints the General Partner, and each general partner of the General Partner, as its true and lawful representative and attorney-in-fact, in its name, place and stead, to make, execute, sign and file:

(i) any amendments of this Agreement necessary to reflect:

(A) the transfer of a Partner’s interest in accordance with Section 10.01;

(B) the admission of a substituted Private Limited Partner under Section 10.01;

(C) the admission of an additional Private Limited Partner under Section 5.01;

(D) an amendment of this Agreement adopted by the Partners under Section 10.07; and

(ii) all instruments, documents and certificates which, from time to time, may be required by the law of the United States of America, the State of Delaware, the State of North Carolina, or any other state in which the Partnership determines to do business, or any political subdivision or agency thereof, to execute, implement and continue the valid and subsisting existence of the Partnership and in conformance to the provisions of this Agreement.

(b) The General Partner and its partners, as representatives and attorneys-in-fact, do not have any rights, powers or authority to amend or modify this Agreement when acting in such capacity, except as expressly provided in this Agreement. This power of attorney is coupled with an interest and will continue in full force and effect notwithstanding the subsequent death or incapacity of such party.

Section 10.09 Applicable Law.

This Agreement is governed by, and construed in accordance with, applicable Federal laws and the laws of the State of Delaware.

Section 10.10 Severability.

If any one or more of the provisions contained in this Agreement, or any application of any such provision, is invalid, illegal, or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained in this Agreement and all other applications of any such provision will not in any way be affected or impaired.

Section 10.11 Entire Agreement.

This Agreement, and all other written agreements executed by or on behalf of the General Partner and/or the Private Limited Partners and executed or approved by SBA, up to and including the date of this Agreement (such other written agreements, collectively, the “SBA Agreements”), state the entire understanding among the parties relating to the subject matter of this Agreement and the SBA Agreements. Any and all prior conversations, correspondence, memoranda or other writings are merged in, and replaced by this Agreement and the SBA Agreements, and are without further effect on this Agreement and the SBA Agreements. No promises, covenants, representations or warranties of any character or nature other than those expressly stated in this Agreement and the SBA Agreements have been made to induce any party to enter into this Agreement or any SBA Agreement.

IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement as of September 24, 2013.

General Partner: CapitalSouth Partners SBIC F-III, LLC

By:
Joe Alala, III, Managing Member

Private Limited Partner: CapitalSouth Partners Fund III, L.P.

By:	CapitalSouth Partners F-III, LLC

By:
Joe Alala, III, Managing Member

[Signatures continued on following pages.]

SCHEDULE A-1

Partners

Partners’ Names and Addresses

General Partner:

CapitalSouth Partners SBIC F-III, LLC	1011 East Morehead Street, Suite 150 Charlotte, NC 28204

Class A Limited Partner:

CapitalSouth Partners Fund III, L.P.	1011 East Morehead Street, Suite 150 Charlotte, NC 28204

SCHEDULE A-2

Commitments of the Class A Limited Partner and the General Partner

Partner	Commitment

Class A Limited Partner:

CapitalSouth Partners Fund III, L.P.	$

General Partner:

CapitalSouth Partners SBIC F-III, LLC	$

EXHIBIT I

Valuation Guidelines

General

The General Partner has sole responsibility for determining the Asset Value of each of the Loans and Investments and of the portfolio in the aggregate.

Loans and Investments shall be valued individually and in the aggregate at least semi-annually - as of the end of the second quarter of the fiscal year-end and as of the end of the fiscal year. Fiscal year-end valuations are audited as set forth in SBA’s Accounting Standards and Financial Reporting Requirements for Small Business Investment Companies.

This Valuation Policy is intended to provide a consistent, conservative basis for establishing the Asset Value of the portfolio. The Policy presumes that Loans and Investments are acquired with the intent that they are to be held until maturity or disposed of in the ordinary course of business.

Interest-Bearing Securities

Loans shall be valued in an amount not greater than cost with Unrealized Depreciation being recognized when value is impaired. The valuation of loans and associated interest receivables on interest-bearing securities should reflect the portfolio concern’s current and projected financial condition and operating results, its payment history and its ability to generate sufficient cash flow to make payments when due.

When a valuation relies more heavily on asset versus earnings approaches, additional criteria should include the seniority of the debt, the nature of any pledged collateral, the extent to which the security interest is perfected, the net liquidation value of tangible business assets, and the personal integrity and overall financial standing of the owners of the business. In those instances where a loan valuation is based on an analysis of certain collateralized assets of a business or assets outside the business, the valuation should, at a minimum, consider the net liquidation value of the collateral after reasonable selling expenses. Under no circumstances, however, shall a valuation based on the underlying collateral be considered as justification for any type of loan appreciation.

Appropriate unrealized depreciation on past due interest which is converted into a security (or added to an existing security) should be recognized when collection is doubtful. Collection is presumed to be in doubt when one or both of the following conditions occur: (i) interest payments are more than 120 days past due; or (ii) the small concern is in bankruptcy, insolvent, or there is substantial doubt about its ability to continue as a going concern.

The carrying value of interest bearing securities shall not be adjusted for changes in interest rates.

Valuation of convertible debt may be adjusted to reflect the value of the underlying equity security net of the conversion price.

Equity Securities - Private Companies

Investment cost is presumed to represent value except as indicated elsewhere in these guidelines.

Valuation should be reduced if a company’s performance and potential have significantly deteriorated. If the factors which led to the reduction in valuation are overcome, the valuation may be restored.

The anticipated pricing of a Small Concern’s future equity financing should be considered as a basis for recognizing Unrealized Depreciation, but not for Unrealized Appreciation. If it appears likely that equity will be sold in the foreseeable future at a price below the Licensee’s current valuation, then that prospective offering price should be weighed in the valuation process.

Valuation should be adjusted to a subsequent significant equity financing that includes a meaningful portion of the financing by a sophisticated, unrelated new investor. A subsequent significant equity financing that includes substantially the same group of investors as the prior financing should generally not be the basis for an adjustment in valuation. A financing at a lower price by a sophisticated new investor should cause a reduction in value of the prior securities.

If substantially all of a significant equity financing is invested by an investor whose objectives are in large part strategic, or if the financing is led by such an investor, it is generally presumed that no more than 50% of the increase in investment price compared to the prior significant equity financing is attributable to an increased valuation of the company.

Where a company has been self-financing and has had positive cash flow from operations for at least the past two fiscal years, Asset Value may be increased based on a very conservative financial measure regarding P/E ratios or cash flow multiples, or other appropriate financial measures of similar publicly-traded companies, discounted for illiquidity. Should the chosen valuation cease to be meaningful, the valuation may be restored to a cost basis, or if of significant deterioration in performance or potential, to a valuation below cost to reflect impairment.

With respect to portfolio companies that are likely to face bankruptcy or discontinue operations for some other reason, liquidating value may be employed. This value may be determined by estimating the realizable value (often through professional appraisals or firm offers to purchase) of all assets and then subtracting all liabilities and all associated liquidation costs.

Warrants should be valued at the excess of the value of the underlying security over the exercise price.

Equity Securities - Public Companies

Public securities should be valued as follows: (a) For over-the-counter stocks, take the average of the bid price at the close for the valuation date and the preceding two days, and (b) for listed stocks, take the average of the close for the valuation date and the preceding two days.

The valuation of public securities that are restricted should be discounted appropriately until the securities may be freely traded. Such discounts typically range from 10% to 40%, but the discounts can be more or less, depending upon the resale restrictions under securities laws or contractual agreements.

When the number of shares held is substantial in relation to the average daily trading volume, the valuation should be discounted by at least 10%, and generally by more.